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                    October 25, 2023

       Bannor Michael MacGregor
       Chief Executive Officer
       American Picture House Corp
       555 Madison Avenue 5FL
       New York, NY 10022

                                                        Re: American Picture
House Corp
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 15,
2023
                                                            File No. 000-56586

       Dear Bannor Michael MacGregor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Gary L. Blum, Esq.